Exhibit 10.5

June 1, 2016

[EMPLOYEE NAME]

Re: Retention Bonus

Dear [EMPLOYEE NAME]:

Lion Biotechnologies, Inc. today announced that it is effecting a financing, that it will appoint a new Chief Executive Officer, and that it is appointing three new directors to its Board of Directors. We consider your continued service and dedication to Lion important to our current business plan. Accordingly, to induce you to remain employed with Lion and to alleviate any concerns about your job security, we are pleased to offer you a retention bonus, as described in this letter agreement. The retention bonus is in addition to any other compensation or bonus payment you are currently entitled to.

In recognition of your continued service with Lion, we are offering you a cash retention bonus in the amount of $200,000. If you remain employed with Lion on the following dates, you will earn the following retention payments: (i) $100,000 on December 31, 2016, and (ii) $100,000 on June 30, 2017. If your employment is terminated by Lion without “cause” (as defined below) before either December 31, 2016 or June 30, 2017, you will be entitled to the payment you would have earned on either December 31, 2016 or June 30, 2017, respectively. You will not be entitled to a pro-rata portion of any bonus payment if you resign, retire, are terminated by Lion with “cause”, or otherwise are not employed with Lion on either December 31, 2016 or June 30, 2017.

In addition, in the event of a “change in control” of Lion that occurs after the current financing but before June 30, 2017, you will be entitled to receive the retention bonus, less any portion previously paid to you as described above, if you are employed by Lion on the date of the change in control. This bonus will be paid promptly after the change of control transaction occurs. A “change in control” for this purpose means the sale of a controlling interest in Lion (whether by merger, consolidation, recapitalization, reorganization or sale of securities of Lion) or of a majority of the business and assets of Lion.

This letter agreement does not entitle you to continued employment by Lion or otherwise affect your employment status or any employment related agreement that you may have entered into with Lion. Accordingly, Lion will continue to have the right to terminate your employment at any time, with or without cause. For the purposes of this letter agreement, “cause” means that Lion can terminate your employment because your performance is not satisfactory, because you have engaged in an act of dishonesty that is injurious to Lion, because of your intentional misconduct, willful neglect or gross negligence in the performance of your duties, or because you are convicted of a crime.

[EMPLOYEE NAME]

[DATE]

Lion will pay to you one-half of the retention bonus on each of December 31, 2016 and June 30, 2017 if such dates are regularly scheduled payroll dates or, if not, then Lion will pay the bonuses on the first payroll date after those dates. All payments to you under this letter agreement will be subject to applicable withholding and payroll deductions.

This letter agreement contains all of the understandings and representations between Lion and you relating to the retention bonus or any similar bonus and supersedes all prior and cotemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any such bonus. This letter agreement may not be amended or modified unless in writing signed by Lion and you. This letter agreement may be executed and delivered (by facsimile, pdf, or otherwise) in counterparts, each of which, when executed and delivered, shall be deemed an original, and both of which together shall constitute the same agreement. Delivery of an executed signature page of this letter agreement in pdf, or by facsimile. email or other electronic means, shall be as effective as delivery of a manually executed signature page.

We look forward to your continued employment with us.

Very truly yours,

Chief Financial Officer
Lion Biotechnologies, Inc.

Agreed to and accepted: , 2016

[EMPLOYEE NAME]

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